UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2007 (February 20, 2007)

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado	80202 (Zip Code)
(Address of principal executive office)

(303) 293-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Principal Financial Officer

Appointment of Chief Financial Officer. On February 20, 2007, the Board of Directors of Bill Barrett Corporation (the “Company”) approved the appointment of Robert W. Howard as the Company’s Chief Financial Officer and Treasurer to be effective upon the commencement of his employment. The Company anticipates that Mr. Howard’s employment with the Company will commence in April 2007. At that time, Francis B. Barron, who currently serves as Chief Financial Officer, will cease to serve in that office. Mr. Barron will continue to serve as Senior Vice President—General Counsel and Secretary.

Business Experience. Mr. Howard, 52, is a successful Rockies oil and gas executive with over 25 years experience in finance, accounting, auditing, regulatory, compliance, tax, and investor relations. He served as Chief Financial Officer for Quantum Resources, a private oil and gas company headquartered in Denver, from May 2006 to the present. Previously, Mr. Howard served from January 2002 through May 2006 in various executive positions at Bill Barrett Corporation including Executive Vice President — Finance and Investor Relations and Treasurer from February 2003 until May 2006 and as Chief Financial Officer from January 2002 until February 2003. From August 2001 until December 2001, Mr. Howard served as Vice President — Finance and Administration and a director of AEC Oil & Gas (USA) Inc., an indirect subsidiary of Alberta Energy Company, Ltd., an oil and gas exploration and development company that subsequently was merged into PanCanadian Energy Corporation and then renamed EnCana Corporation. Mr. Howard served in various positions at Barrett Resources Corporation, including as Senior Vice President — Investor Relations and Corporate Development and Senior Vice President Accounting and Finance and Treasurer.

Compensation Terms. Upon the commencement of his employment as Chief Financial Officer and Treasurer, Mr. Howard will receive salary at the rate of $275,000 per year, 6,000 restricted shares of our common stock that will vest on each of the first four anniversaries of the commencement of his employment if he continues to be employed at those dates, and options to purchase 155,000 shares of our common stock. The options will have an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the trading day preceding the commencement of Mr. Howard’s employment, will become exercisable 25% on each of the first four anniversaries of the commencement of his employment if he continues to be employed at those dates, and will expire seven years after the commencement of his employment. In addition, Mr. Howard will receive 14,000 restricted shares of common stock that will be subject to vesting based on meeting performance criteria to be developed by the Compensation Committee. The Company also will reimburse Mr. Howard for up to $100,000 for amounts incurred in connection with the transition of his employment.

Change in Control Severance Protection Agreement. Effective upon the commencement of his employment, the Company will enter into a change in control severance protection agreement with Mr. Howard upon the same terms as other executive officers. The terms of the change in control severance protection agreement are described in our Current Report on Form 8-K reporting an event occurring on November 16, 2006 filed with the Securities and Exchange Commission on November 21, 2006.

Indemnification Agreement. Effective upon the commencement of his employment, the Company will enter into an indemnification agreement with Mr. Howard in the same form as entered into with each of our directors and other executive officers. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our certificate of incorporation, bylaws and applicable law.

Item 7.01.	Regulation FD Disclosure.

On February 22, 2007, the Company issued a press release concerning the appointment of Howard as Chief Financial Officer and Treasurer of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release, dated February 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2007	BILL BARRETT CORPORATION

	By:	/s/ Francis B. Barron
Francis B. Barron
Senior Vice President—General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press Release, dated February 22, 2007.